EXHIBIT 99.1

Media Relations Adam Feigen tel: +1 561.322.7219 afeigen@adt.com

ADT ANNOUNCES APPOINTMENT OF TRACEY GRIFFIN TO BOARD OF DIRECTORS

BOCA RATON, Fla., November 9, 2018 – ADT Inc. (NYSE: ADT), the leading provider of monitored security and interactive home and business automation solutions in the United States and Canada, today announced the appointment of Tracey Griffin as the newest member of the company’s Board of Directors and a member of the Audit Committee, effective immediately. In connection with Ms. Griffin’s appointment, the company’s Board of Directors will be expanded to 11 members.

Ms. Griffin currently serves as the Chief Financial Officer of Austin-based lifestyle retail brand, Kendra Scott, a role she assumed in September 2018. Prior to her position at Kendra Scott, Ms. Griffin served as Chief Financial Officer of PANDORA Americas, a global affordable jewelry brand, following her tenure as Chief Operating Officer from October 2014 to February 2016. In these roles, she was responsible for implementing and overseeing strategic growth initiatives across the company, including its expansion into Latin America. Previously, she served as a Senior Partner at McKinsey & Company, a global management consulting firm, where she focused on servicing retail and consumer goods clients. Ms. Griffin currently serves on the Board and Finance and Audit Committee of the non-profit organization Partnership for a Healthier America, and has previously served on the Board and Strategy Committee of United Negro College Fund (UNCF).

“Tracey is a proven leader with an exceptional track record in the consumer and retail industries, and we are excited to have her join as the newest member of ADT’s Board of Directors,” said Jim DeVries, President and incoming CEO of ADT. “We are confident that Tracey is uniquely qualified to bring a broad perspective to our company. She brings expertise in strategic growth initiatives and extensive financial experience, which along with her insightful understanding of today’s consumer, will contribute to our continued commitment to deliver great value to our customers.”

“Following the appointment of Matt Winter earlier this year, we are continuing to strengthen our Board with Tracey’s appointment,” said Marc Becker, Chairman, ADT Board of Directors. “Tracey’s distinctive experience as a strategic leader and operator with consumer-engaging brands will provide tremendous value to ADT and our customers.”

“ADT’s ability and commitment to provide its customers with innovative products, services and solutions to help feel safe in an increasingly technology-centric and digitally-driven environment is what drives the company’s legacy as an unparalleled leader in security,” said Ms. Griffin. “I am thrilled to be joining ADT’s Board of Directors and look forward to working with my new colleagues on the Board, as well as Jim and the management team, to continue delivering the most innovative and effective security solutions for ADT’s valued customers.”

Ms. Griffin holds a bachelor’s degree in Finance from Georgetown University and an MBA from Stanford University’s Graduate School of Business.

About ADT
ADT is a leading provider of security and automation solutions for homes and businesses in the United States and Canada, people on-the-go, and their networks.  Making security more accessible than ever before, and backed by 24/7 customer support, ADT is committed to providing superior customer service with a focus on speed and quality of responsiveness, helping customers feel safer and empowered.  ADT is headquartered in Boca Raton, Florida and employs approximately 17,500 people in the United States and Canada.

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